Exhibit 10.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (this “Amendment”), dated as of April 25, 2024, is made by and between Yeimalis Acevedo-Rasmussen, an individual (“Seller”), and La Rosa Holdings Corp., a Nevada corporation (“Buyer”).

WHEREAS, the parties entered into that certain Stock Purchase Agreement dated as of March 15, 2024 (the “Agreement”), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, one (1) issued and outstanding share of common stock, no par value per share, of La Rosa Realty California, a California corporation (the “Company”);

WHEREAS, it was the original intent of the parties that Buyer would acquire one percent (1%) of the issued and outstanding shares of common stock of the Company, equating to ten (10) shares of common stock, rather than the one (1) share as stated in the Agreement;

WHEREAS, the parties desire to correct this mistake and amend the Agreement accordingly;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 1.01 of the Agreement. Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, ten (10) shares of the Company, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), representing one percent (1%) of the issued and outstanding shares of common stock of the Company, for the consideration specified in Section 1.02.”

2.	Purchase Price. The Purchase Price for the ten (10) shares of common stock of the Company shall remain unchanged from the original agreement, thereby maintaining the originally agreed aggregate purchase price for the said shares. Therefore, Section 1.02 of the Agreement is hereby affirmed to state that the aggregate purchase price for the ten (10) shares shall be as originally stipulated in Schedule A attached to the Agreement, payable in shares of unregistered shares of common stock, par value $0.0001 per share, of Buyer as set forth in Schedule A, based on the valuation agreed upon by the parties as of the closing date specified in the Agreement.

3.	Full Force and Effect. Except as expressly amended hereby, the Agreement and exhibits thereto shall remain in full force and effect.

4.	Reference to Agreement. For the avoidance of doubt, any reference to the “Agreement” in either the original Stock Purchase Agreement dated as of March 15, 2024, or any related document or communication shall be deemed to include this Amendment as of its execution date.

5.	Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by the laws of the State of California, without regard to its conflict of law principles.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

SELLER:

By:	/s/ Yeimalis Acevedo-Rasmussen
Name:	Yeimalis Acevedo-Rasmussen

BUYER:

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	Chief Executive Officer